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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Trustees and Shareholders of the following
BlackRock Closed-End Funds


BlackRock Investment Quality Municipal Trust, Inc.
BlackRock Municipal Income Trust
BlackRock California Investment Quality Municipal Trust, Inc. BlackRock California Municipal Income Trust
BlackRock Florida Investment Quality Municipal Trust, Inc. BlackRock Florida Municipal Income Trust
BlackRock New Jersey Investment Quality Municipal Trust, Inc. BlackRock New Jersey Municipal Income Trust
BlackRock New York Investment Quality Municipal Trust, Inc. BlackRock New York Municipal Income Trust
BlackRock Dividend Achievers Trust
BlackRock Strategic Dividend Achievers Trust
S&P Quality Rankings Global Equity Managed Trust
BlackRock Broad Investment Grade 2009 Term Trust, Inc.
BlackRock Core Bond Trust
BlackRock High Yield Trust
BlackRock Income Opportunity Trust, Inc.
BlackRock Income Trust, Inc.
BlackRock Limited Duration Income Trust
BlackRock Strategic Bond Trust
BCT Subsidiary, Inc.

(collectively the "Trusts")


In planning and performing our audits of the financial statements of the BlackRock Closed-End Funds listed above (the "Trusts") for the year ended October 31, 2004 (on which we have issued our report dated December 23, 2004) we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the Trusts' internal control.

The management of the Trusts is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trusts' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2004.

This report is intended solely for the information and use of management, the trustees and shareholders of the above referenced BlackRock Closed-End Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

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December 23, 2004
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